EXHIBIT 23.1


Consent of Independent Auditors




The Board of Directors
American Financial Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-93951, No. 333-93953 and No. 333-39886) on Form S-8 of American Financial Holdings, Inc. of our report dated January 29, 2001, relating to the consolidated balance sheets of American Financial Holdings, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of American Financial Holdings, Inc.

                                                /s/ KPMG


Hartford, Connecticut
March 26, 2001